Exhibit 99.1

Build-a-Bear Workshop, Inc. Reports First Quarter Fiscal 2012 Results

  Loss Per Share of $0.06 Compares to Loss Per Share of $0.12 Last Year
  North American Comparable Store Sales Increase 3.6%

ST. LOUIS--(BUSINESS WIRE)--May 3, 2012--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2012 first quarter ended March 31, 2012.

First Quarter 2012 Highlights:

  Consolidated net retail sales of $95.2 million represented a 1.6% increase compared to $94.2 million, in the 2011 first quarter, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 1.2% and included a 3.6% increase in North America and a 10.1% decline in Europe;
  Consolidated e-commerce sales rose 9.1%, excluding the impact of foreign exchange;
  Net loss of $1.0 million, or $0.06 per share improved from a net loss of $2.3 million, or $0.12 per share in the 2011 first quarter; and
  Adjusted net loss was $0.5 million, or $0.03 per share compared to an adjusted net loss of $1.3 million, or $0.07 per share in the 2011 first quarter. (See Reconciliation of Net Loss to Adjusted Net Loss)

“We are off to a solid start for the year with increased comparable store sales, growth in e-commerce and international franchise revenues and a considerable improvement in our operating performance for the quarter,” stated Maxine Clark, Build-A-Bear Workshop Chief Executive Bear. “Our performance reflects strength in our gift giving initiatives and the benefit of strong Easter product and promotions particularly in North America where our comp store sales increased 3.6% while our European business was impacted by a challenging economic environment. Through the end of April, which captures the impact in the change of Easter, our comp sales are essentially flat, with an increase in North America and a significant improvement in our UK trend. As we move forward, we remain confident in the strategies that we set for the year and fully expect to deliver solid sales growth and profitability in 2012,” Ms. Clark concluded.

Additional Operating Highlights

  Total revenues were $96.4 million compared to $96.0 million in the fiscal 2011 first quarter, an increase of 0.9%, excluding the impact of foreign exchange;
  Retail gross margin was 39.9%, a 110 basis point increase from retail gross margin of 38.8% in the 2011 first quarter; and
  Pre-tax loss improved to $1.1 million from a pre-tax loss of $3.6 million in the 2011 first quarter.

Store Expansion

During the quarter, the Company opened two stores in North America. At quarter end the Company operated 348 company-owned stores – 290 in North America and 58 in Europe, as compared to 288 in North America and 54 in Europe at the end of the fiscal 2011 first quarter. The Company’s international franchisees opened three stores, net of closures, finishing the fiscal 2012 first quarter with 82 stores.

Balance Sheet

The Company ended the 2012 first quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of March 31, 2012, cash and cash equivalents totaled $33.5 million, over 50% of which was domiciled outside the U.S. Total inventory at quarter end was $45.6 million. Inventory per square foot increased 15.0%, as compared to the prior year period, when inventory was unusually low. On a two-year basis, inventory per square foot declined 3.3%.

In 2012, the Company continues to expect to open four to six new stores, relocate ten to fifteen stores, remodel approximately six stores in a new design and close fifteen to twenty stores in North America. The Company’s capital expenditures are expected to be approximately $20 to $25 million in 2012. Depreciation and amortization is expected to be approximately $22 million.

2012 Objectives

To increase long-term shareholder value, the Company continues to expect to:

  Introduce a new store design to enhance the bear-making experience and drive store traffic and sales. The Company expects to open approximately six of these stores starting in late fall.
  Improve store productivity and profitability by closing select stores during the year, transferring a percentage of the sales to other stores in the same markets. The Company will also reduce the square footage of other stores by relocating them within the same malls.
  Increase shopping frequency by increasing new Guest traffic to its stores by rebalancing its marketing messages to include both product and brand, and by refreshing its loyalty program to increase Guest retention.
  Reinforce Build-A-Bear Workshop as the top destination for gifts, capitalizing on its 15th birthday occasion to take this initiative to an entirely new level.
  Increase the Company’s global presence with the anticipated opening of ten to twelve international franchise locations, net of closures in 2012.
  Improve cost efficiencies with approximately $9 million in savings in fiscal 2012, a portion of which will offset expected product cost increases and support sales-driving marketing initiatives.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on May 10, 2012. The telephone replay is available by calling (858) 384-5517. The access code is 392073.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fourth year in a row in 2012. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to effectively operate or manage the overall portfolio of our company-owned stores; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	March 31,	% of Total	April 2,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$95,200	98.8	$94,159	98.1
Commercial revenue	376	0.4	1,106	1.2
Franchise fees	797	0.8	726	0.8
Total revenues	96,373	100.0	95,991	100.0
Costs and expenses:
Cost of merchandise sold	57,466	60.1	58,225	61.1
Selling, general and administrative	40,014	41.5	41,265	43.0
Store preopening	112	0.1	47	0.0
Interest expense (income), net	(86)	(0.1)	103	0.1
Total costs and expenses	97,506	101.2	99,640	103.8
Loss before income taxes	(1,133)	(1.2)	(3,649)	(3.8)
Income tax benefit	(116)	(0.1)	(1,398)	(1.5)
Net loss	$(1,017)	(1.1)	$(2,251)	(2.3)

Loss per common share:
Basic	$(0.06)		$(0.12)
Diluted	$(0.06)		$(0.12)

Shares used in computing common per share amounts:
Basic	16,038,880		18,090,245
Diluted	16,038,880		18,090,245

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	March 31,	December 31,	April 2,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$33,501	$46,367	$45,124
Inventories	45,584	51,860	39,492
Receivables	4,170	7,878	3,503
Prepaid expenses and other current assets	15,926	17,854	19,128
Deferred tax assets	480	419	7,539
Total current assets	99,661	124,378	114,786

Property and equipment, net	74,771	77,445	83,461
Goodwill	33,423	32,306	33,561
Other intangible assets, net	728	655	1,264
Other assets, net	6,929	6,787	14,462
Total Assets	$215,512	$241,571	$247,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,741	$41,032	$25,103
Accrued expenses	7,296	12,128	6,363
Gift cards and customer deposits	25,221	28,323	24,291
Deferred revenue	5,431	5,285	6,761
Total current liabilities	60,689	86,768	62,518

Deferred franchise revenue	1,368	1,436	1,639
Deferred rent	22,728	23,867	27,387
Other liabilities	257	257	344

Stockholders' equity:
Common stock, par value $0.01 per share	174	174	196
Additional paid-in capital	65,168	65,402	74,409
Accumulated other comprehensive income	(7,689)	(10,165)	(7,602)
Retained earnings	72,817	73,832	88,643
Total stockholders' equity	130,470	129,243	155,646
Total Liabilities and Stockholders' Equity	$215,512	$241,571	$247,534

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 31,	April 2,
	2012	2011

Other financial data:
Retail gross margin ($) (1)	$38,011	$36,578
Retail gross margin (%) (1)	39.9%	38.8%
E-commerce sales	$3,125	$2,875
Capital expenditures, net (2)	$3,779	$2,322
Depreciation and amortization	$5,362	$6,524

Store data (3):
Number of company-owned stores at end of period
North America	290	288
Europe	58	54
Total stores	348	342

Number of franchised stores at end of period	82	63

Company-owned store square footage at end of period
North America	832,753	834,346
Europe (4)	84,022	77,870
Total square footage	916,775	912,216

Comparable store sales change (%) (5)
North America	3.6%	(9.3)%
Europe	(10.1)%	(4.1)%
Consolidated	1.2%	(8.5)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and pop-up, seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted Net Loss
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 31,	April 1,
	2012	2011
Net loss	$(1,017)	$(2,251)

Losses from investment in affiliate(1)	475	-
Consulting project costs(2)	-	926
Adjusted net loss	$(542)	$(1,325)

(1) Represents non-recurring charge related to the Company's investment in Ridemakerz
(2) Represents costs of a cost reduction consulting project undertaken in 2011

	13 Weeks	13 Weeks
	Ended	Ended
	March 31,	April 1,
	2012	2011
Net loss	$(0.06)	$(0.12)

Losses from investment in affiliate(1)	0.03	-
Consulting project costs(2)	-	0.05
Adjusted net loss	$(0.03)	$(0.07)

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293